EXHIBIT 99.1

F & M Bank Corp.---News and Financials

F & M BANK CORP. REPORTS 4TH QUARTER AND FULL YEAR FINANCIAL RESULTS

TIMBERVILLE, VA—January 24, 2013—F & M Bank Corp. (OTCQB: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the fourth quarter and year ending December 31, 2012 and its recently declared fourth quarter dividend.

Year to date net income for 2012 totaled $4.901 million, an increase of 4.54% over 2011 earnings which totaled $4.688 million. Net income for the fourth quarter of 2012 totaled $1.244 million, compared to $1.433 million of earnings for the same period in 2011.

Selected Financial Highlights:
	2012 YTD	2011 YTD	2012 Q4	2011 Q4
Net Income (000's)	$4,901	$4,688	$1,244	$1,433
Earnings per share	1.96	1.91	0.49	0.57
Net Interest Margin	3.95%	3.87%	4.03%	3.98%
Allowance for loan losses	1.75%	1.54%	1.75%	1.54%
Provision for loan losses (000's)	$4,200	$4,000	$1,500	$900
Non-Performing Loans (000's)	$13,386	$14,776	$13,386	$14,776
Equity to Assets	8.27%	8.15%	8.27%	8.15%
Efficiency Ratio	54.03%	55.43%	50.82%	53.40%

Dean Withers, President and CEO, commented “This is our third consecutive year of earnings improvement and, for the first time since 2005, we have achieved record earnings on a nominal basis. While we are pleased with these results, this level of earnings does not reflect our pre-recession performance relative to traditional measures of Return on Assets and Return on Equity.” Withers continued, “We are cautiously optimistic that 2013 will result in the further, slow progress in reducing non-performing loans.  As I stated in our last quarterly earnings announcement, we are seeing signs of modest improvement in both the local housing and commercial real estate markets. However, we still believe at this time that it is important to build our reserves, as there are still some borrowers that are struggling to recover from the lingering effects of the recession”.

Withers stated, “Economic activity in our markets appears to be picking up, as we’ve seen an improvement in recent loan demand. This improved demand crosses multiple business lines, as we are seeing good growth in our Dealer Finance Division, strong interest in our new Fishersville Loan Production Office and improved loan demand in our established markets. On January 17, 2013, our Board of Directors declared a fourth quarter dividend of $0.17 per share. This is an increase of $.01 per share, compared to the prior year and prior quarter. Based on our most recent trade price of $16 per share, this dividend constitutes a 4.25% yield on an annualized basis. The dividend will be paid on February 8, 2013, to shareholders of record as of January 29, 2013.” Highlights of the company’s financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. The Bank also provides additional services through two loan production offices located in Penn Laird, VA and Fishersville, VA and through its subsidiary, VBS Mortgage located in Harrisonburg, VA.  Additional information may be found by contacting us on the internet at www.FMBankVA.com or by calling (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:                      F & M Bank Corp.
CONTACT:                  Neil Hayslett, EVP/CFO, Farmers & Merchants Bank
       540-896-8941 or NHayslett@FMBankVA.com

F & M Bank Corp. Financial Highlights
	For Twelve Months Ended December 31
INCOME STATEMENT	Unaudited 2012	Audited 2011
Interest and Dividend Income	$27,224,539	$27,680,179
Interest Expense	6,294,071	7,718,651
Net Interest Income	20,930,468	19,961,528
Non-Interest Income	3,704,153	3,178,195
Provision for Loan Losses	4,200,000	4,000,000
Other Non-Interest Expenses	13,361,377	12,891,818
Income Before Income Taxes & Securities Transactions	7,073,244	6,247,905
Securities Gains (Losses)	-	1,024,539
Provision For Income Taxes	2,026,193	2,522,728
Less Minority Interest	145,967	61,525
Net Income	$4,901,084	$4,688,191
Average Shares Outstanding	2,496,300	2,449,864
Net Income Per Common Share	1.96	1.91
Dividends Declared	.64	.60

BALANCE SHEET	Unaudited December 31, 2012	Audited December 31, 2011
Cash and Due From Banks	$7,960,633	$6,813,243
Interest Bearing Bank Deposits	1,283,581	1,187,996
Federal Funds Sold	-	2,180,601
Loans Held for Sale	77,206,517	60,542,812
Loans Held for Investment	465,819,073	451,570,491
Less Allowance for Loan Losses	(8,154,074)	(6,936,904)
Net Loans Held for Investment	457,664,999	444,633,587
Securities	18,807,173	22,107,621
Other Assets	33,981,232	29,268,015
Total Assets	$596,904,135	$566,773,875

Deposits	$453,795,539	$435,946,623
Short Term Debt	34,597,352	18,538,963
Long Term Debt	37,714,286	47,107,143
Subordinated Debt	10,191,000	10,191,000
Other Liabilities	11,221,998	8,770,427
Total Liabilities	547,520,175	520,554,156
Stockholders’ Equity	49,383,960	46,179,719
Total Liabilities and Stockholders’ Equity	$596,904,135	$566,733,875
Book Value Per Common Share	$19.76	$18.53